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                                                                     Exhibit 8.3

                       [HOGAN & HARTSON L.L.P. LETTERHEAD]




                                February 26, 2003



Board of Directors
FBR Asset Investment Corporation
1001 19th Street North
Arlington, Virginia 22209


Ladies and Gentlemen:

            We have acted as counsel to the special committee of the board of directors of FBR Asset Investment Corporation ("FBR Asset"), a Virginia corporation, in connection with the execution and delivery of the Agreement and Plan of Merger dated as of November 14, 2002 (the "Agreement"), by and among FBR Asset, Friedman, Billings, Ramsey Group, Inc. ("FBR Group"), a Virginia corporation, and Forest Merger Corporation ("Newco"), a Virginia corporation, pursuant to which FBR Asset will merge with and into Newco (the "FBR Asset Merger") and, immediately following the FBR Asset Merger, FBR Group will merge with and into Newco (the "FBR Group Merger" and together with the FBR Asset Merger, the "Mergers"), as more fully described in the registration statement on Form S-4 filed with the Securities and Exchange commission on December 6, 2002, as amended through the date hereof (File No. 333-101703) (the "Registration Statement"). This opinion letter is being furnished to you in connection with the filing of the Registration Statement. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

            In connection with the preparation of these opinions, we have examined and with your consent relied upon (without any independent investigation or review thereof) the accuracy and completeness of the following documents (including all exhibits and schedules thereto) and any statements and representations contained therein: (1) the Agreement; (2) the Registration Statement; (3) representations and certifications as to factual matters made by FBR Asset and Newco to us in a letter dated on or about the date hereof (the "FBR Asset Letter"); and (4) representations and certifications as to factual matters made by
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FBR Asset Investment Corporation
February 26, 2003
Page 2



FBR Group to us in a letter dated on or about the date hereof (the "FBR Group Letter").

                         Assumptions and Representations

            In connection with rendering these opinions, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

            1. The Mergers will be consummated in accordance with the applicable provisions of the Virginia Stock Corporation Act.

            2. All representations as to factual matters made in the FBR Asset Letter and the FBR Group Letter are true, correct and complete and will continue to be true, correct and complete as of the Effective Time. Any representation or statement made in the FBR Asset Letter and the FBR Group Letter "to the best of knowledge," "to the knowledge," or "to the actual knowledge" of any person(s) or party(ies) or similarly qualified is true, correct and complete as if made without such qualification.

            3. The Mergers will be consummated in accordance with the Agreement and as described in the Registration Statement (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of FBR Asset and FBR Group will comply with all reporting obligations with respect to the Mergers required under the Code and the Treasury regulations thereunder; and the Agreement is valid and binding in accordance with its terms.

                                    Opinions

            Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for federal income tax purposes, (1) each of the FBR Asset Merger and the FBR Group Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (2) the FBR Group Merger will not be treated as a reorganization within the meaning of
Section 368(a)(1)(F) of the Code.

            These opinions represents and are based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury regulations and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of
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FBR Asset Investment Corporation
February 26, 2003
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the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Neither FBR Asset nor FBR Group has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in these opinions. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinions expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

            No opinion is expressed as to the Mergers if the transactions described in the Agreement are not consummated in accordance therewith and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue these opinions is incorrect, our opinions might be adversely affected and may not be relied upon.

            This opinion letter has been prepared for use in connection with the filing of the Registration Statement and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.3 to the Registration Statement and to the use of our name in the Registration Statement under the caption "MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER". In giving such consent, however, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                        Sincerely yours,


                                        /s/ Hogan & Hartson


                                        HOGAN & HARTSON L.L.P.